ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference the 21st day of August, 2012

BETWEEN:

U.S. Tungsten Corp. 871 Coronado Centre Drive, Suite 200, Henderson, Nevada 89052 (the "**Assignee**")

AND:

John M. Pulos, 2711 North Sepulveda Boulevard, Suite 323, Manhattan Beach, California 90266

(the "**Assignor**")

WHEREAS:

A. Assignor entered into Letter of Intent dated June 18, 2012, attached hereto as Exhibit "A" (the "**LOI**") with Messrs Paul and Ted Antonioli (collectively the "**Optionor**"), wherein Assignor acquired from Optionor an exclusive option to acquire a undivided 100% right, title and interest in and to certain mineral claims known as the Calvert Property, located in Calvert, Montana as set out in Schedule "A" of the LOI (the "**Property**"); and

B. Assignor wishes to assign to the Assignee all of Assignor's right, title and interest in and to the LOI and the Property in accordance with the terms of this Agreement (the "**Assignment**").

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

THE ASSIGNMENT AND ACCEPTANCE

1. Assignor hereby unconditionally forever assigns and transfers to the Assignee all of Assignor's right, title and interest in and to the LOI and the Property and all benefits and advantages to be derived therefrom (the "**Assignment**").

2. In consideration for the Assignment, the Assignee hereby agrees to pay to Assignor, upon execution of this Agreement, Five Thousand United States Dollars (US$5,000) to be paid upon execution of this Agreement.

3. The Assignor represents and warrants to the Assignee, with the knowledge that the Assignee relies upon same in entering into this Agreement, that:

(a) the mineral claims comprising the Property (as defined in the LOI) and the mineral agreements in respect thereof have been, to the best of the Assignors' knowledge and belief after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with

respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names;

(b) the Assignor has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, and has duly executed and delivered this Agreement which, therefore, constitutes a legal, valid and binding obligation of Assignor enforceable against Assignor in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of Assignor's obligations hereunder does not and will not result in a breach of, default under, or conflict with any of the terms or provisions of any agreement or other instrument to which Assignor is a party or by Assignor is bound, or to which the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(c) to the best of the Assignors' knowledge and belief after due inquiry , except as otherwise disclosed to Assignee in writing, there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Property or otherwise;

(d) the LOI is in good standing as at the date hereof and no default has occurred therein;

(e) Assignor has paid to the Optionor Five Thousand United States Dollars (US$5,000) indicated as being payable to Optionor upon signing of a definitive agreement pursuant to the LOI;

(f) Optionor has provided to Assignor written notice waiving the requirement set out in the LOI that a definitive agreement be entered into between Assignor and Optionor by June 25, 2012; and

(g) Assignor has provided to Assignor written notice of the Assignment as contemplated by this Agreement in accordance with Article 5 (Assignment) of the LOI, and Optionor has duly consented in writing to the Assignment.

4. The Assignor acknowledges and agrees that:

(a) the Assignee is entitled to rely on the representations and warranties and the statements and answers of the Assignors contained in this Agreement, and the Assignors will hold harmless the Assignee from any loss or damage it may suffer as a result of the Assignors' failure to correctly complete this Agreement;

(b) the Assignor will indemnify and hold harmless the Assignee and, where applicable, its respective directors, officers, employees, agents, advisors and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Assignor contained herein, or in any other document furnished by the Assignor to the Assignee in connection herewith, being untrue in any material respect or any breach or failure by the Assignor to comply with any covenant or agreement made by the Assignor to the Assignee in connection therewith;

5. The Assignor will at all times hereafter execute and deliver, at the request of the Assignee, all such further documents, deeds and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement. Without limiting the generality of the foregoing, the Assignor will execute such financing statements, financing change statements, notices or directions as may be necessary or advisable to cause all pertinent offices of public record to amend their records to show the interests of the Assignee in the Option Agreement.

6. Each of the parties to this Agreement acknowledges that such party has read this document and fully understands the terms of this Agreement, and acknowledges that this Agreement has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

7. This Agreement will enure to the benefit of the Assignee and its successors and assigns, and will be binding upon the Assignors and their successors and assigns.

8. This Agreement will be governed by and construed in accordance with the laws in force in the State of Nevada and the parties submit to the non-exclusive jurisdiction of the courts of State of Nevada in any proceedings pertaining to the Assignment or this Agreement.

9. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

U.S. TUNGSTEN CORP.

Per: ______________________
Authorized Signatory

____
John M. Pulos

Exhibit A

Letter of Intent dated June 18, 2012 between John M. Pulos and Paul and Ted Antonioli.

See Attached